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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2009

Red Bank, N.J.  April 30, 2009    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.99 per unit for the second quarter of fiscal 2009, payable on May 27, 2009 to holders of record on May 15, 2009. Natural gas sold during the first calendar quarter of 2009 is the primary source of royalty income on which the May distribution is based. In addition, as in prior years, during the second fiscal quarter of each year, the Trust receives adjustments from the operating companies based on their final calculations of royalties payable during the previous calendar year. During the second quarters of fiscal 2008 and 2009, the Trust received the equivalent of $0.0862 and $0.1090 per unit in such adjustments respectively. A further adjustment represented the correction of errors discovered by the Trust's German examiners during the biennial audit of the operating companies for the period 2005-2006. The errors were related to calculation discrepancies in the determination of average gas prices. Following the required recalculation, the Trust received during the second fiscal quarter the equivalent of $0.1013 per unit in a one-time adjustment covering the period 2005-2006 and extending forward into 2007.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.99, including the one-time adjustment, was 1% higher than the distribution of $0.98 for the second quarter of fiscal 2008. At this time, the Trust has received only preliminary information which indicates that gas sales and average exchange rates were lower and that gas prices were higher. Further details will be available in the press release announcing the Trust's net income scheduled for release on or about May 14, 2009.

The 12-month cumulative distribution, which includes this May distribution and the three prior quarterly distributions, is $3.97 per unit. This 12-month cumulative distribution is 34.12% or $1.01 per unit higher than the prior 12-month distribution of $2.96 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.